Exhibit 99.1

Report of Independent Auditors

To the Board of Directors of Builders FirstSource, Inc.

We have audited the accompanying consolidated financial statements of BMC Stock Holdings, Inc. and its subsidiaries, which comprise the consolidated balance sheets as of December 31, 2020 and 2019, and the related consolidated statements of operations, of stockholders’ equity and of cash flows for each of the years then ended.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on the consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the Company’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of BMC Stock Holdings, Inc. and its subsidiaries as of December 31, 2020 and 2019, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

/s/ PricewaterhouseCoopers LLP

Raleigh, North Carolina

February 22, 2021

BMC STOCK HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31, 2020	December 31, 2019
(in thousands, except share and per share amounts)
Assets
Current assets
Cash and cash equivalents	$160,054	$165,496
Accounts receivable, net of allowances of $6,663 and $8,318 at December 31, 2020 and December 31, 2019, respectively	421,700	325,741
Inventories	473,698	331,969
Contract assets	40,983	32,125
Prepaid expenses and other current assets	89,346	74,322

Total current assets	1,185,781	929,653
Property and equipment, net	368,193	345,466
Operating lease right-of-use assets	161,519	139,907
Intangible assets, net	201,769	185,629
Goodwill	345,626	297,146
Other long-term assets	7,731	8,300

Total assets	$2,270,619	$1,906,101

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$279,980	$189,644
Accrued expenses and other liabilities	162,902	122,584
Contract liabilities	45,072	31,094
Current portion:
Long-term debt and finance lease obligations	2,566	5,577
Operating lease liabilities	30,461	26,147
Insurance reserves	16,834	16,328

Total current liabilities	537,815	391,374
Insurance reserves	46,239	43,536
Long-term debt	346,867	346,032
Long-term portion of finance lease obligations	4,450	6,959
Long-term portion of operating lease liabilities	139,864	120,832
Deferred income taxes	18,933	15,195
Other long-term liabilities	12,188	661

Total liabilities	1,106,356	924,589

Commitments and contingencies (Note 15)
Stockholders’ equity
Preferred stock, $0.01 par value, 50.0 million shares authorized, no shares issued and outstanding	—	—
Common stock, $0.01 par value, 300.0 million shares authorized, 69.4 million and 68.3 million shares issued, and 67.6 million and 66.8 million outstanding at December 31, 2020 and December 31, 2019, respectively	694	683
Additional paid-in capital	708,760	687,255
Retained earnings	491,479	320,190
Treasury stock, at cost, 1.9 million and 1.5 million shares at December 31, 2020 and December 31, 2019, respectively	(36,670)	(26,616)

Total stockholders’ equity	1,164,263	981,512

Total liabilities and stockholders’ equity	$2,270,619	$1,906,101

The accompanying notes are an integral part of these consolidated financial statements.

BMC STOCK HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
(in thousands)	2020	2019
Net sales	$4,207,240	$3,626,593
Cost of sales	3,139,585	2,675,289

Gross profit	1,067,655	951,304
Selling, general and administrative expenses	832,007	795,242

Income from operations	235,648	156,062
Other income (expense)
Interest expense	(23,583)	(23,156)
Other income, net	12,922	13,578

Income before income taxes	224,987	146,484
Income tax expense	53,698	36,639

Net income	$171,289	$109,845

The accompanying notes are an integral part of these consolidated financial statements.

BMC STOCK HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

	Common Stock		Treasury Stock		Additional Paid-in Capital	Retained Earnings	Total
(in thousands)	Shares	Amount	Shares	Amount
Stockholders’ equity as of December 31, 2018	67,708	$677	478	$(8,458)	$672,095	$210,345	$874,659
Exercise of stock options	199	2	—	—	2,702	—	2,704
Shares vested for long-term incentive plan	399	4	—	—	(4)	—	—
Repurchases of common stock under share repurchase program	—	—	961	(16,446)	—	—	(16,446)
Repurchases of common stock related to equity award activity	—	—	89	(1,712)	—	—	(1,712)
Stock compensation expense	—	—	—	—	12,462	—	12,462
Net income	—	—	—	—	—	109,845	109,845

Stockholders’ equity as of December 31, 2019	68,306	683	1,528	(26,616)	687,255	320,190	981,512
Exercise of stock options	328	3	—	—	5,560	—	5,563
Shares vested for long-term incentive plan	806	8	—	—	(8)	—	—
Repurchases of common stock under share repurchase program	—	—	87	(1,416)	—	—	(1,416)
Repurchases of common stock related to equity award activity	—	—	258	(8,638)	—	—	(8,638)
Stock compensation expense	—	—	—	—	15,953	—	15,953
Net income	—	—	—	—	—	171,289	171,289

Stockholders’ equity as of December 31, 2020	69,440	$694	1,873	$(36,670)	$708,760	$491,479	$1,164,263

The accompanying notes are an integral part of these consolidated financial statements.

BMC STOCK HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
(in thousands)	2020	2019
Cash flows from operating activities
Net income	$171,289	$109,845
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation expense	60,887	54,108
Amortization of intangible assets	20,060	18,045
Amortization of debt issuance costs	1,270	1,441
Deferred income taxes	3,738	12,161
Non-cash stock compensation expense	15,953	12,462
Gain on sale of property and equipment	(919)	(1,973)
Other non-cash adjustments	2,528	3,662
Change in assets and liabilities, net of effects of acquisitions
Accounts receivable, net of allowances	(84,770)	846
Inventories	(126,374)	68
Accounts payable	87,648	52,364
Other assets and liabilities	56,157	(17,176)

Net cash provided by operating activities	207,467	245,853

Cash flows from investing activities
Purchases of businesses, net of cash acquired	(114,635)	(124,412)
Purchases of property and equipment	(79,865)	(89,392)
Proceeds from sale of property and equipment	2,234	4,880
Insurance proceeds	221	107

Net cash used in investing activities	(192,045)	(208,817)

Cash flows from financing activities
Proceeds from revolving credit facility	144,000	110,987
Repayments of proceeds from revolving credit facility	(144,000)	(110,987)
Payments on finance lease obligations	(5,553)	(6,697)
Payments of debt issuance costs	—	(901)
Proceeds from exercise of stock options	5,563	2,704
Repurchases of common stock related to equity award activity	(8,638)	(1,712)
Repurchases of common stock under share repurchase program	(1,416)	(16,446)
Acquisition-related post-closing payments, net	(6,802)	(1,656)
Secured borrowings	(4,018)	2,445

Net cash used in financing activities	(20,864)	(22,263)

Net (decrease) increase in cash and cash equivalents	(5,442)	14,773
Cash and cash equivalents
Beginning of period	165,496	150,723

End of period	$160,054	$165,496

Supplemental disclosure of cash flow information
Interest paid	$22,472	$21,715
Cash paid for income taxes, net	15,954	32,884
Non-cash investing and financing transactions
Right-of-use assets obtained in exchange for operating lease obligations	49,869	56,318
Accrued purchases of property and equipment	3,873	8,333
Acquisition-related holdback payments due at future date	250	8,478
Assets acquired under finance lease obligations	—	3,727

The accompanying notes are an integral part of these consolidated financial statements.

BMC STOCK HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(All amounts are presented in thousands except share and per share amounts.)

1.	Organization

These financial statements represent the financial statements of BMC Stock Holdings, Inc., and its subsidiaries. All references to “BMC” or the “Company” mean BMC Stock Holdings, Inc. and its subsidiaries.

The Company distributes lumber and building materials to new construction and repair and remodeling contractors. Additionally, the Company provides solution-based services to its customers, including component design, product specification and installation services.

2.	Summary of Significant Accounting Policies

Basis of presentation

The accompanying consolidated financial statements have been prepared by management in conformity with U.S. generally accepted accounting principles (“U.S. GAAP”).

Principles of consolidation

The consolidated financial statements include all accounts of BMC and its wholly-owned subsidiaries. All material intercompany accounts and transactions have been eliminated in consolidation.

Use of estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The Company evaluates these estimates and judgments on an ongoing basis and bases its estimates on historical experience, current conditions and various other assumptions that are believed to be reasonable under the circumstances. The results of these estimates form the basis for making judgments about the carrying values of assets and liabilities as well as identifying and assessing the accounting treatment with respect to commitments and contingencies. The significant estimates which could change by a material amount in the near term include revenue recognition for construction services, accounts receivable reserves, estimated losses on uncompleted contracts and changes in contract estimates, inventory reserves, supplier rebates, goodwill impairment, impairment of property and equipment, insurance reserves, warranties and share-based compensation. Actual results may differ materially from these estimates under different assumptions or conditions.

Certain accounting matters that generally require consideration of forecasted financial information were assessed in light of the impact from the COVID-19 pandemic as of December 31, 2020. The accounting matters assessed included, but were not limited to, the Company’s allowance for doubtful accounts, inventory reserves, supplier rebates, goodwill impairment, impairment of tangible and intangible long-lived assets, share-based compensation and valuation allowances for tax assets. While the assessments resulted in no material impacts to the Company’s consolidated financial statements as of and for the year ended December 31, 2020, the Company will continue to assess if ongoing developments related to the pandemic may cause future material impacts to the Company’s consolidated financial statements.

Business and credit concentrations

The Company maintains cash at financial institutions in excess of federally insured limits. Accounts receivable potentially expose the Company to concentrations of credit risk. Mitigating this credit risk is collateral underlying certain accounts receivable (perfected liens or lien rights) as well as the Company’s analysis of a customer’s credit history prior to extending credit. Concentrations of credit risk with respect to accounts receivable are limited due to the Company’s large number of customers and their dispersion across various regions of the United States. At December 31, 2020 and 2019, no customer represented more than 10% of accounts receivable. For the years ended December 31, 2020 and 2019, no customer accounted for more than 10% of revenue.

The Company’s future results could be adversely affected by a number of factors including the impact from the COVID-19 pandemic, competitive pressure on sales and pricing, weather conditions, consumer spending and debt levels, interest rates, existing residential home sales and new home construction, lumber prices and product mix.

Cash and cash equivalents

Cash equivalents are highly liquid investments that are readily convertible to known amounts of cash and have a maturity of three months or less from the time of purchase. As of December 31, 2020, the Company had no cash equivalents and as of December 31, 2019, the Company had cash equivalents of $4.4 million. Cash equivalents are valued at amortized cost, which approximates fair value due to the short-term maturity of these instruments, and was classified as a Level 1 or Level 2 measurement in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 820, Fair Value Measurements and Disclosures (“ASC 820”).

Book overdrafts occur when purchases on corporate purchasing cards and checks written exceed available bank balances at a specific bank, despite there being cash at the Company’s other financial institutions. For accounting purposes, the Company reclassifies these book overdrafts to accounts payable on the consolidated balance sheets. Book overdrafts included in accounts payable were $25.3 million and $2.5 million at December 31, 2020 and 2019, respectively.

Fair value of financial instruments

ASC 820 clarifies the definition of fair value, prescribes methods for measuring fair value, and establishes a fair value hierarchy to classify the inputs used in measuring fair value as follows:

Level 1	Inputs are unadjusted quoted prices in active markets for identical assets or liabilities available at the measurement date.

Level 2	Inputs are unadjusted quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, inputs other than quoted prices that are observable, and inputs derived from or corroborated by observable market data.

Level 3	Inputs are unobservable inputs which reflect the reporting entity’s own assumptions on what assumptions the market participants would use in pricing the asset or liability based on the best available information.

If a financial instrument uses inputs that fall in different levels of the hierarchy, the instrument is categorized based upon the lowest level of input that is significant to the fair value calculation.

Accounts receivable

Accounts receivable result from the extending of credit to trade customers for the purchase of goods and services. The terms generally provide for payment within 30 days of being invoiced. On occasion, when necessary to compete in certain circumstances, the Company will sell product under extended payment terms. Accounts receivable are stated at estimated net realizable value. The allowance for doubtful accounts is based on an assessment of individual past due accounts, historical write-off experience, accounts receivable aging, customer disputes and the business environment. Account balances are charged off when the potential for recovery is considered remote. The Company grants trade discounts on a percentage basis. The Company records an allowance against accounts receivable for the amount of discounts it estimates will be taken by customers. The discounts are recorded as a reduction to revenue when products are sold.

Consideration received from suppliers

The Company enters into agreements with many of its suppliers providing for inventory purchase rebates (“supplier rebates”) upon achievement of specified volume purchasing levels. Supplier rebates are accrued as part of cost of goods sold based on progress towards earning the supplier rebates, taking into consideration cumulative purchases of inventory to date and projected purchases through the end of the year. The Company estimates the rebates applicable to inventory on-hand at each period end based on the estimated percentage of supplier rebates to be earned. The Company also receives consideration from suppliers to promote their products (“marketing and advertising allowances”), which are accrued as a reduction to cost of goods sold or selling, general and administrative expenses, depending on the nature of the allowance. Total supplier rebates and marketing and advertising allowances receivable at December 31, 2020 and 2019 were $23.4 million and $20.8 million, respectively, and are included in prepaid expenses and other current assets.

Revenue recognition

A performance obligation is a promise in a contract to transfer a distinct good or service to the customer, and is the unit of account in ASC 606, Revenue from Contracts with Customers (“ASC 606”). The Company’s building products contracts typically contain a promise to supply multiple distinct products and thus, they generally contain multiple performance obligations under ASC 606. Depending on the nature of the promises within the Company’s construction services contracts and whether they are distinct under ASC 606, there may be a single performance obligation or multiple performance obligations. For contracts with multiple performance obligations, the contract’s transaction price is allocated to each distinct performance obligation based on the standalone selling price of each distinct good or service, which is generally determined based on the prices charged to customers.

The Company recognizes revenue for its building products contracts when control of the promised goods (the performance obligations) is transferred to the Company’s customers. This generally occurs at a point in time when the products are delivered and the customer obtains physical possession, legal title and the risks and rewards of ownership. However, for certain product offerings, products are customized to customer specifications and the customer benefits from the Company’s performance over time as deliveries are made. As such, the Company has determined that an output method based on units delivered best depicts the transfer of control to the customer.

The Company generally recognizes revenue for its construction services contracts over time using cost based input methods. Periodic estimates of progress towards completion are made based on either a comparison of labor costs incurred to date with total estimated contract labor costs or total costs incurred to date with total estimated contract costs. Incurred costs represent work performed, which correspond and best depict transfer of control to the customer.

Contract revenues and contract costs to be recognized are dependent on the accuracy of estimates, including quantities of materials, labor productivity and other cost estimates. Historically, the Company has made reasonable estimates of the extent of progress towards completion and contract completion costs. Due to uncertainties inherent in the estimation process, it is possible that actual completion costs may vary from estimates. Revenue recognized for performance obligations satisfied over time for the year ended December 31, 2020 represented approximately 30% of total revenues.

Estimated losses on uncompleted contracts and changes in contract estimates reflect the Company’s best estimate of probable losses of unbilled receivables, and are recognized in the period such revisions are known and can be reasonably estimated. These estimates are recognized in cost of sales. Estimated losses on uncompleted contracts and changes in contract estimates are established by assessing estimated costs to complete, change orders and claims for uncompleted contracts. Assumptions for estimated costs to complete include material prices, labor costs, labor productivity and contract claims. Such estimates are inherently uncertain and it is possible that actual completion costs may vary from these estimates.

All sales recognized are net of allowances for discounts and estimated returns, based on historical experience. Taxes assessed by governmental authorities that are directly imposed on the Company’s revenue-producing transactions are excluded from sales. The Company accounts for shipping and handling costs associated with its contracts as a fulfillment cost and expenses these as incurred within selling, general and administrative expenses.

Contract balances

The timing of revenue recognition, invoicing and cash collection affects receivables, contract assets and contract liabilities on the Company’s consolidated balance sheets. For building products contracts that contain performance obligations satisfied at a point in time, the Company recognizes revenue upon satisfaction of the performance obligation and then bills the customer, resulting in a receivable. For building products contracts that contain performance obligations satisfied over time, the Company recognizes revenue as the performance obligation is satisfied, but prior to billing, resulting in an unbilled receivable, as the Company has an unconditional right to payment.

For the Company’s construction services contracts, amounts are generally billed as work progresses in accordance with agreed-upon contractual terms. Revenue is also recognized over time as the performance obligations are satisfied, which can result in contract assets and liabilities, on a contract-by-contract basis, due to timing differences between billing and revenue recognition. Contract assets include unbilled amounts when the revenue recognized exceeds the amount billed to the customer. Conversely, contract liabilities include amounts that have been billed to the customer in excess of the revenue recognized.

At times, the Company will have a right to payment from previous performance that is conditional on something other than passage of time, such as retainage, which creates a contract asset. Conversely, the Company may receive advances from customers prior to the Company’s performance, which creates a contract liability.

Contract assets are reclassified to a receivable when the right to consideration becomes unconditional. The Company’s terms generally provide for payment within 30 days of being invoiced. On occasion, when necessary to compete in certain circumstances, the Company will offer extended payment terms, which do not exceed one year.

Shipping and handling costs

The Company includes shipping and handling costs in selling, general and administrative expenses on the consolidated statements of operations. Shipping and handling costs included in selling, general and administrative expenses were $231.6 million and $226.0 million for the years ended December 31, 2020 and 2019, respectively.

Property and equipment

Property and equipment are stated at cost. Expenditures for renewals and betterments, which extend the useful lives of assets, are capitalized while maintenance and repairs are charged to expense as incurred. Property and equipment obtained through acquisition are stated at estimated fair market value as of the acquisition date, and are depreciated over their estimated remaining useful lives, which may differ from the Company’s stated policies for certain assets. Gains and losses related to the sale of property and equipment are recorded as selling, general and administrative expenses.

Property and equipment are depreciated using the straight-line method and are generally depreciated over the following estimated service lives:

Buildings and improvements	3–30 years
Leasehold improvements	Lesser of life of the asset or remaining
lease term, and not to exceed 15 years
Furniture, fixtures and equipment	2–10 years
Vehicles	4–10 years

Property and equipment that is expected to be sold within the next twelve months, is actively marketed in its current condition for a price that is reasonable in comparison to its estimated fair value and meets other relevant held-for-sale criteria are classified as assets held for sale. Assets held for sale are measured at the lower of carrying amount or fair value less costs to sell and are no longer depreciated. An impairment for assets held for sale is recognized if the carrying amount is not recoverable. There were no assets held for sale at December 31, 2020 and 2019.

Goodwill and other intangible assets

At least annually, or more frequently as changes in circumstances indicate, the Company tests goodwill for impairment. The Company’s five operating segments, which have been determined to be the Company’s reporting units, are the Mid-Atlantic, Southeast, Texas, Intermountain and Western divisions. The Company is required to make certain assumptions and estimates regarding the fair value of the reporting units containing goodwill when assessing for impairment. Changes in the fact patterns underlying such assumptions and estimates could ultimately result in the recognition of impairment losses.

The Company completes its annual impairment assessment during the third quarter of each year. The Company did not recognize any impairment for the years ended December 31, 2020 and 2019. As of the date of the most recent annual test, the fair value of the Company’s reporting units substantially exceeded their carrying value. The Company may consider qualitative factors as part of its annual impairment assessment to determine whether it is more likely than not that a reporting unit’s carrying value exceeds its fair value. If the Company’s qualitative assessment indicates that goodwill impairment is more likely than not, the Company performs a quantitative impairment test. Alternatively, the Company may bypass the qualitative test and initiate quantitative goodwill impairment testing. During the quantitative goodwill impairment test, the fair value of the reporting unit is compared to its carrying value, including goodwill. The Company may derive a reporting unit’s fair value through a combination of the market approach (a guideline transaction method) and the income approach. The income approach uses a reporting unit’s projection of estimated future cash flows that is discounted at a market derived weighted average cost of capital. The projection uses management’s best estimates of economic and market conditions over the projected period including growth rates in sales, costs, estimates of future expected changes in operating margins and cash expenditures.

If the fair value of a reporting unit exceeds its carrying value, then the Company concludes no goodwill impairment has occurred. If the carrying value of the reporting unit exceeds its fair value, the Company would recognize an impairment loss in an amount equal to the excess, not to exceed the carrying value of the reporting unit’s goodwill.

Acquired intangible assets other than goodwill are amortized over their weighted average amortization period unless they are determined to be indefinite. Acquired intangible assets are carried at cost, less accumulated amortization. For intangible assets purchased in a business combination, the estimated fair values of the assets received are used to establish the carrying value. The fair value of acquired intangible assets is determined using common valuation techniques, and the Company employs assumptions developed using the perspective of a market participant.

Impairment of long-lived assets

Long-lived assets, such as property, equipment and purchased intangible assets subject to amortization, are reviewed for impairment whenever facts and circumstances indicate that the carrying amount of an asset may not be recoverable. For impairment testing of long-lived assets, the Company identifies asset groups at the lowest level for which identifiable cash flows are largely independent of the cash flows of other groups of assets and liabilities. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the assets. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the estimated fair value of the asset.

Treasury stock

During November 2018, the Company’s board of directors authorized a $75.0 million share repurchase program which expired on November 20, 2020. During the years ended December 31, 2020 and 2019, utilizing cash from operations, the Company repurchased 0.1 million shares at a weighted average price of $16.20 for a total cost of $1.4 million and 1.0 million shares at a weighted average price of $17.11 per share for a total cost of $16.4 million, respectively. These repurchased shares are available for future issuance and are reflected as treasury stock, at cost, on the consolidated balance sheets as of December 31, 2020 and 2019.

Employees have the option to surrender shares to the Company to satisfy their tax withholding obligations in connection with the vesting of certain awards. These surrendered shares are reflected as treasury stock, at cost, on the consolidated balance sheet as of December 31, 2020 and 2019.

Income taxes

The Company accounts for income taxes in accordance with ASC 740, Income Taxes (“ASC 740”), which requires an asset and liability approach for measuring deferred taxes based on temporary differences between the financial statement and tax basis of assets and liabilities existing at each balance sheet date using enacted tax rates for years in which taxes are expected to be paid or recovered.

The Company evaluates its deferred tax assets on a quarterly basis to determine whether a valuation allowance is required. In accordance with ASC 740, the Company assesses whether a valuation allowance should be established based on its determination of whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets depends primarily on: (i) the Company’s ability to carry back net operating losses to tax years where it has previously paid income taxes based on applicable federal law; (ii) the timing of the reversal of deferred tax liabilities and (iii) the Company’s ability to generate future taxable income during the periods in which the related deferred tax assets are deductible. The assessment of a valuation allowance includes giving appropriate consideration to all positive and negative evidence related to the realization of the deferred tax asset. This assessment considers, among other things, the nature, frequency and severity of current and cumulative losses, forecasts of future profitability, the duration of statutory carryforward periods, the Company’s experience with operating loss and tax credit carryforwards not expiring unused and tax planning alternatives. Significant judgment is required in determining the future tax consequences of events that have been recognized in the Company’s consolidated financial statements and/or tax returns. Actual outcomes of these future tax consequences could differ materially from the outcomes that the Company currently anticipates.

ASC 740 defines the methodology for recognizing the benefits of uncertain tax return positions as well as guidance regarding the measurement of the resulting tax benefits. These provisions require an enterprise to recognize the financial statement effects of a tax position when it is more likely than not, which is defined as a likelihood of more than 50%, based on technical merits, that the position will be sustained upon examination. The evaluation of whether a tax position meets the more likely than not recognition threshold requires a substantial degree of judgment by management based on the individual facts and circumstances. Actual results could differ from estimates. The Company had no material uncertain tax positions as of December 31, 2020.

Casualty and health insurance

The Company carries insurance for general liability, auto liability and workers’ compensation exposures subject to deductibles or self-insured retentions it believes to be reasonable under the circumstances, and the Company self-insures for employee and eligible dependent health care claims, with insurance purchased from independent carriers to cover individual claims in excess of the self-insured limits. The expected liability for unpaid claims, including incurred but not reported losses, is reflected on the consolidated balance sheets as a liability with current and long-term components. The amount recoverable from insurance providers is reflected on the consolidated balance sheets in prepaid expenses and other current assets. Provisions for losses are developed from actuarial valuations that rely upon the Company’s past claims experience, which considers both the frequency and settlement of claims. The casualty and health insurance liabilities are recorded at their undiscounted value.

Retirement savings program

The Company sponsors a defined contribution retirement savings plan. The Company has recorded expense of $6.5 million and $11.2 million related to employer contributions for the years ended December 31, 2020 and 2019, respectively. These expenses are recorded to either selling, general and administrative expenses or cost of sales on the consolidated statements of operations, depending on the classification of the employee.

Lease arrangements

The Company has operating and finance leases primarily for its facilities, office space, land, fleet vehicles and equipment. Many of the Company’s leases are noncancellable and typically have an initial lease term of five to ten years, and most provide options at the Company’s election to renew for specified periods of time. The Company’s leases generally provide for fixed annual rentals. Certain of the Company’s leases include provisions for escalating rent, as an example, based on changes in the consumer price index. Variable lease payments based on an index or rate are initially measured using the index or rate in effect at lease commencement. Most of the Company’s leases require it to pay taxes, insurance and maintenance expenses associated with the properties. The Company’s lease agreements do not contain any material residual value guarantees or material restrictive covenants.

The Company determines if an arrangement contains a lease at inception. The Company has lease agreements with lease and non-lease components, which for all such leases are generally accounted for separately. The Company has elected the short-term lease exception under ASC 842, Leases, for all leases and as such, leases with an initial term of 12 months or less are not recorded on the consolidated balance sheets. The Company recognizes lease expense for short-term leases on a straight-line basis over the lease term.

Operating lease right-of-use (“ROU”) assets and operating lease liabilities are recognized based on the present value of the future minimum lease payments over the lease term at commencement date. As the Company’s leases generally do not provide an implicit rate, the Company uses its incremental borrowing rate based on the information available at the commencement date in determining the present value of future payments. The operating lease ROU asset also includes any lease payments made and excludes lease incentives and any initial direct costs incurred. The Company’s lease terms include options to extend or terminate the lease when it is reasonably certain that the Company will exercise that option. Lease expense for minimum lease payments is recognized on a straight-line basis over the lease term.

Advertising and promotion

Costs associated with advertising and promoting products and services are expensed in the period incurred. Cooperative advertising allowances that are reimbursement of specific, incremental and identifiable costs incurred to promote vendors’ products are recorded as an offset against advertising expenses in selling, general and administrative expenses. If those conditions are not met, the cooperative advertising allowances are recorded as a reduction in inventory and a subsequent reduction in cost of goods sold when the related product is sold. For the years ended December 31, 2020 and 2019, the Company recorded $3.8 million and $6.0 million, respectively, of advertising and promotion expenses, net of cooperative advertising allowances, in selling, general and administrative expenses.

Stock-based compensation

In accordance with the requirements of ASC 718, Compensation—Stock Compensation (“ASC 718”), the Company measures and recognizes compensation expense for all share-based payment awards made to employees using a fair value based pricing model. The compensation expense is recognized over the requisite service period, using graded vesting. The Company accounts for forfeitures as they occur.

Debt issuance costs

Costs incurred in connection with the Company’s revolving line of credit and senior secured notes are capitalized and amortized over the term of the applicable agreement. Total debt issuance costs, net of accumulated amortization, were $4.6 million and $5.9 million as of December 31, 2020 and 2019, respectively. Debt issuance costs related to the Company’s revolving line of credit and senior secured notes are included in other long-term assets and long-term debt, respectively, on the consolidated balance sheets. Amortization of debt issuance costs for the years ended December 31, 2020 and 2019 was $1.3 million and $1.4 million, respectively, and is included in interest expense on the consolidated statements of operations.

Warranty expense

The Company has warranty obligations with respect to most manufactured products. As of December 31, 2020 and 2019, the Company had warranty liabilities of $2.6 million and $2.3 million, respectively, included in accrued expenses and other liabilities on the consolidated balance sheets.

Comprehensive income

Comprehensive income is equal to the net income for all periods presented.

Statement of cash flows

Proceeds from revolving credit facility and repayments of proceeds from revolving credit facility as presented on the consolidated statements of cash flows include all cash activities and transactions between the Company and its associated lenders in relation to the revolving credit facility, excluding interest and fees, and for the year ended December 31, 2019, is specifically inclusive of operating cash receipts that were automatically applied to the revolving credit facility pursuant to a voluntary cash sweep agreement. See Note 11 for further details on the Company’s revolving credit facility.

Reclassifications

Certain prior year amounts have been reclassified to conform to the current year presentation.

Recently adopted accounting pronouncements

In June 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update 2016-13, Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, and issued subsequent amendments to the initial guidance to provide additional clarification on specific topics (“ASU 2016-13”). ASU 2016-13 amends the impairment model by requiring entities to use a forward-looking approach based on expected losses to estimate credit losses on certain types of financial instruments, including trade receivables. ASU 2016-13 became effective for the Company’s annual and interim periods beginning on January 1, 2020. Modified retrospective application is required, with certain exceptions. The adoption of the standard did not have a material impact on the Company’s consolidated financial statements.

In January 2017, the FASB issued Accounting Standards Update 2017-04, Intangibles - Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment (“ASU 2017-04”). ASU 2017-04 simplifies the accounting for goodwill impairment by removing Step 2 of the goodwill impairment test, which requires computation of the implied fair value of a reporting unit’s goodwill. The amount of a goodwill impairment will now be the amount by which a reporting unit’s carrying value exceeds its fair value, not to exceed the carrying amount of goodwill. ASU 2017-04 became effective for the Company’s annual goodwill impairment test and any interim tests during the Company’s annual and interim periods beginning on January 1, 2020. Prospective application is required. The adoption of the standard did not have a material impact on the Company’s consolidated financial statements.

In August 2018, the FASB issued Accounting Standards Update 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework - Changes to the Disclosure Requirements for Fair Value Measurement (“ASU 2018-13”). ASU 2018-13 modifies the disclosure requirements on fair value measurements by removing, modifying and adding certain disclosure requirements in ASC 820. ASU 2018-13 is effective for the Company’s annual and interim periods beginning on January 1, 2020. Certain disclosures in ASU 2018-13 are required to be applied prospectively, while others require retrospective application. The adoption of the standard did not have a material impact on the Company’s consolidated financial statements.

Recently issued accounting pronouncements not yet adopted

In December 2019, the FASB issued Accounting Standards Update 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes (“ASU 2019-12”). ASU 2019-12 removes certain exceptions to the general principles in ASC 740 and clarifies and amends certain guidance to promote consistent application. ASU 2019-12 is effective for the Company’s annual and interim periods beginning on January 1, 2021, with early adoption permitted. Depending on the amendment, adoption may be applied on a retrospective, modified retrospective or prospective basis. The adoption of the standard is not expected to have a material impact on the Company’s consolidated financial statements.

In March 2020, the FASB issued Accounting Standards Update 2020-04, Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting (“ASU 2020-04”). ASU 2020-04 provides optional expedients and exceptions for applying GAAP to contracts, hedging relationships and other transactions affected by the expected transition away from reference rates that are expected to be discontinued, such as LIBOR. ASU 2020-04 was effective upon issuance. The Company may elect to apply the guidance prospectively through December 31, 2022. The Company is evaluating the impact of the standard on its consolidated financial statements.

Subsequent events

The Company has evaluated events occurring subsequent to the balance sheet date through February 22, 2021, the date on which the financial statements were available to be issued, for potential recognition or disclosure in the financial statements, and did not identify any events that would require disclosure.

3.	Merger with Builders FirstSource

On August 26, 2020, the Company, Builders FirstSource, Inc., a Delaware corporation (“Builders FirstSource”) and Boston Merger Sub I Inc., a Delaware corporation and a direct wholly owned subsidiary of Builders FirstSource (“Merger Sub”), entered into an Agreement and Plan of Merger (the “Merger Agreement”). On the terms and subject to the conditions set forth in the Merger Agreement, at the effective time of the Merger on January 1, 2021 (the “Effective Time”), Merger Sub merged with and into the Company, with the Company continuing as the surviving corporation and becoming a wholly owned subsidiary of Builders FirstSource (the “Merger”), with Builders FirstSource identified as the accounting acquirer.

Under the terms of the Merger Agreement, at the Effective Time, each issued and outstanding share of the Company’s common stock, par value $0.01 per share (the “BMC Common Stock”), was automatically converted into the right to receive 1.3125 shares (the “Exchange Ratio”) of common stock, par value $0.01 per share, of Builders FirstSource (the “BLDR Common Stock”). No fractional shares of BLDR Common Stock were issued in the Merger, and holders of shares of BMC Common Stock received cash in lieu of any such fractional shares.

Each outstanding BMC stock option, which were all held by a current employee or service-provider became, at the Effective Time, an option to purchase shares of BLDR Common Stock, with the number of shares and the exercise price adjusted by the Exchange Ratio. Each outstanding BMC time-vested and performance-vested restricted stock unit vested and settled at the Effective Time in a number of shares of BLDR Common Stock equal to the number of shares of BMC Common Stock otherwise issuable upon settlement of such BMC restricted stock unit (assuming target level of performance for performance-vested awards), multiplied by the Exchange Ratio, and subject to applicable withholding taxes.

The Company incurred Merger-related costs of $18.3 million for the year ended December 31, 2020, which are included in selling, general and administrative expenses on the consolidated statements of operations.

4.	Acquisitions and Closure

For all acquisitions, the Company allocates the purchase price to assets acquired and liabilities assumed as of the date of acquisition based on the estimated fair values at the date of acquisition. The excess of the fair value of the purchase consideration over the fair values of the identifiable assets and liabilities is recorded as goodwill. Management makes significant estimates and assumptions when determining the fair value of assets acquired and liabilities assumed. These estimates include, but are not limited to, discount rates, projected future net sales, projected future expected cash flows and useful lives. During the measurement period, fair values assigned to the assets and liabilities may be adjusted as the Company receives additional information.

The Company accounts for all acquisitions using the acquisition method of accounting under ASC 805, Business Combinations (“ASC 805”), whereby the results of operations of the acquired company are included in the Company’s consolidated financial statements beginning on the acquisition date.

2020 Acquisition

On December 31, 2020, the Company acquired substantially all of the assets and assumed certain liabilities of TWP Enterprises, Inc. (“TW Perry”), a supplier of building materials and solutions in the Northern Virginia, Maryland and Washington, D.C. markets, for a preliminary purchase price of $114.9 million. This acquisition enhances the Company’s value-added offerings and footprint in the Northern Virginia, Maryland and Washington, D.C. markets. The Company funded the transaction through available cash.

The preliminary purchase price allocation for the TW Perry acquisition resulted in the initial recognition of goodwill of $50.2 million, customer relationship intangible assets of $28.1 million, trademark intangible assets of $8.1 million, accounts receivable of $11.3 million, inventory of $15.3 million and property and equipment of $9.6 million, as well as other operating assets and liabilities. The customer relationship and trademark intangible assets have a weighted average useful life of 7 years and 5 years, respectively. Goodwill represents the future economic benefits expected to arise from other intangible assets acquired that do not qualify for separate recognition, including assembled workforce and non-contractual relationships, as well as expected future synergies. All of the goodwill is expected to be deductible for tax purposes.

The purchase price allocation for the TW Perry acquisition is preliminary and based upon all information available to the Company at the present time, and is subject to change. The Company is in the process of finalizing its valuation of the acquired intangible assets, property and equipment and inventory, and therefore, the initial purchase accounting for the TW Perry acquisition is not complete. As the Company receives additional information during the measurement period, the fair values assigned to the assets and liabilities may be adjusted.

For the year ended December 31, 2020, TW Perry generated net sales of approximately $205 million. The Company incurred transaction costs of $0.3 million for the year ended December 31, 2020 related to the TW Perry acquisition, which are included in selling, general and administrative expenses in the consolidated statements of operations.

The impact of the TW Perry acquisition was not considered significant for the reporting of pro forma financial information.

2019 Acquisitions

The Company completed the following acquisitions during the year ended December 31, 2019:

•

On January 14, 2019, the Company acquired substantially all of the assets and assumed certain liabilities of Barefoot and Company (“Barefoot”), a supplier of windows, exterior doors, hardware, specialty products and installation services in the Charlotte, North Carolina metropolitan area.

•

On February 8, 2019, the Company acquired substantially all of the assets and assumed certain liabilities of Locust Lumber, a supplier of lumber products and building materials primarily to custom homebuilders and professional remodeling contractors in the Charlotte, North Carolina metropolitan area.

•

On August 1, 2019, the Company acquired substantially all of the assets and assumed certain liabilities of Kingston Lumber, a supplier of lumber products, trusses and other building materials primarily to custom homebuilders and professional remodeling contractors in the Seattle, Washington metropolitan area.

•

On September 3, 2019, the Company acquired substantially all of the assets and assumed certain liabilities of Heritage One Door & Carpentry (“Heritage One”), a supplier of pre-hung doors, millwork, hardware and finish carpentry services in the Sacramento, California metropolitan area.

•

On September 16, 2019, the Company acquired substantially all of the assets and assumed certain liabilities of Colorado Fasteners, a supplier of fasteners, tools and other related products in the Denver, Colorado metropolitan area.

•

On December 2, 2019, the Company acquired substantially all of the assets and assumed certain liabilities of DeFord Lumber (“DeFord”), a supplier of millwork, doors, windows, structural components and other building materials primarily to custom and regional homebuilders in the Dallas-Fort Worth metropolitan area.

The Barefoot, Locust Lumber, Kingston Lumber, Heritage One, Colorado Fasteners and DeFord acquisitions (the “2019 Acquisitions”) enhance the Company’s value-added offerings and footprint in the respective metropolitan areas.

The purchase price, in aggregate, for the 2019 Acquisitions was $131.1 million. The purchase price included holdbacks which, after certain post-closing adjustments, required the Company to pay $7.7 million, in aggregate, to the sellers of Barefoot, Kingston Lumber, Heritage One, Colorado Fasteners and DeFord during the year ended December 31, 2020. The Company funded the 2019 Acquisitions through available cash.

The purchase price allocation for the 2019 Acquisitions, in aggregate, resulted in the recognition of goodwill of $33.1 million, customer relationship intangible assets of $44.6 million, non-compete agreement intangible assets of $0.5 million, accounts receivable of $27.7 million, inventory of $22.8 million and property and equipment of $8.9 million, as well as other operating assets and liabilities. The customer relationship and non-compete agreement intangible assets have a weighted average useful life of 9 years and 4 years, respectively. Goodwill represents the future economic benefits expected to arise from other intangible assets acquired that do not qualify for separate recognition, including assembled workforce and non-contractual relationships, as well as expected future synergies. All of the goodwill is expected to be deductible for tax purposes.

Net sales and pre-tax earnings for the 2019 Acquisitions included in the consolidated statements of operations during the year ended December 31, 2019 were $136.9 million and $9.2 million, respectively. The impact of the 2019 Acquisitions was not considered significant for the reporting of pro forma financial information.

2019 Closure

As of December 31, 2019, the Company ceased conducting business in its Arkansas market (the “Arkansas Market”), which accounted for less than 1% of the Company’s net sales for the year ended December 31, 2019. The exit from the Arkansas Market did not represent a strategic shift under ASC 205, Presentation of Financial Statements (“ASC 205”), and as such, is not reported as a discontinued operation in the Company’s consolidated financial statements. The Company recognized asset impairment charges of $1.3 million during the year ended December 31, 2019 related to its exit from the Arkansas Market.

5.	Accounts Receivable

Accounts receivable consist of the following at December 31, 2020 and 2019:

(in thousands)	2020	2019
Trade receivables	$428,363	$334,059
Allowance for doubtful accounts	(4,124)	(5,674)
Other allowances	(2,539)	(2,644)

	$421,700	$325,741

The following table shows the changes in the allowance for doubtful accounts:

(in thousands)	2020	2019
Balance at January 1	$5,674	$4,904
Write-offs	(3,399)	(8,588)
Recoveries	1,533	1,811
Increase in allowance	316	7,547

Balance at December 31	$4,124	$5,674

6.	Inventories

Inventories consist principally of materials purchased for resale, including lumber, sheet goods, millwork, doors and windows, as well as certain manufactured products and are valued at the lower of cost or net realizable value, with cost being measured using a weighted average cost approach, which approximates the first-in, first-out approach. A provision for excess and obsolete inventory of $2.9 million and $3.0 million is recorded as of December 31, 2020 and 2019, respectively.

7.	Property and Equipment

Property and equipment consists of the following at December 31, 2020 and 2019:

(in thousands)	2020	2019
Land	$48,128	$47,852
Buildings and improvements	123,201	117,673
Leasehold improvements	33,952	26,580
Furniture, fixtures and equipment	258,272	224,469
Vehicles	182,779	159,156
Construction-in-progress	17,893	19,934

	664,225	595,664
Less: Accumulated depreciation	(296,032)	(250,198)

	$368,193	$345,466

Total depreciation expense for the years ended December 31, 2020 and 2019 was $60.9 million and $54.1 million, respectively, including amortization expense related to finance leases. These amounts include depreciation expense of $14.5 million and $12.9 million included in cost of sales in 2020 and 2019, respectively.

8.	Leases

The components of lease cost for the years ended December 31, 2020 and 2019 were as follows:

		Year Ended December 31,
(in thousands)	Classification	2020	2019
Operating lease cost (a)	Selling, general and administrative expenses or Cost of sales (b)	$41,485	$39,243
Finance lease cost
Amortization of ROU assets	Selling, general and administrative expenses or Cost of sales (b)	$5,434	$6,534
Interest on lease liabilities	Interest expense	461	613

Total finance lease cost		$5,895	$7,147

(a)	Includes short-term leases and variable lease costs, which are not material.
(b)

A portion of the operating lease cost and amortization of ROU assets held under finance leases is included within cost of sales on the consolidated statements of operations, depending on the type of operations undertaken by the related facility or asset.

The Company subleases certain facilities to third parties. Income from sublease rentals for the years ended December 31, 2020 and 2019 was not material.

The following table presents the Company’s right-of-use assets and lease liabilities as of December 31, 2020 and 2019:

(in thousands)	Classification	December 31, 2020	December 31, 2019
Assets
Operating lease right-of-use assets	Operating lease right-of-use assets	$161,519	$139,907
Finance lease right-of-use assets (a)	Property and equipment, net	7,944	14,444

Total leased right-of-use assets		$169,463	$154,351

Liabilities
Current portion
Operating lease liabilities	Current portion of operating lease liabilities	$30,461	$26,147
Finance lease liabilities	Current portion of long-term debt and finance lease obligations	2,566	5,577
Noncurrent portion
Operating lease liabilities	Long-term portion of operating lease liabilities	139,864	120,832
Finance lease liabilities	Long-term portion of finance lease obligations	4,450	6,959

Total lease liabilities		$177,341	$159,515

(a)	Finance lease right-of-use assets are presented net of accumulated amortization of $43.6 million and $43.7 million as of December 31, 2020 and 2019, respectively.

The following table presents the weighted average remaining lease term and weighted average discount rate for the Company’s leases as of December 31, 2020:

December 31, 2020
Weighted average remaining lease term (years)
Operating leases	6.4
Finance leases	4.9
Weighted average discount rate
Operating leases	5.5%
Finance leases	5.1%

Future maturities of lease liabilities as of December 31, 2020 were as follows:

(in thousands)	Operating Leases	Finance Leases	Total
2021	$38,728	$2,844	$41,572
2022	37,093	1,357	38,450
2023	34,170	1,133	35,303
2024	28,723	471	29,194
2025	16,044	442	16,486
Thereafter	47,077	1,572	48,649

Total lease payments	201,835	7,819	209,654
Less: Interest	(31,510)	(803)	(32,313)

Present value of lease liabilities	$170,325	$7,016	$177,341

As of December 31, 2020, the Company had additional leases for a facility and office space that had not yet commenced, as the facility and office space have not yet been made available to the Company. The facility and office space leases are expected to commence in 2021 and contain undiscounted lease payments of approximately $4.6 million in aggregate over the terms of the leases, which range from 3 to 10 years. These payments are not included in the table above.

Cash paid for amounts included in the measurement of lease liabilities during the years ended December 31, 2020 and 2019 were as follows:

	Year Ended December 31,
(in thousands)	2020	2019
Cash paid for amounts included in the measurement of lease liabilities
Operating cash flows from operating leases	$34,755	$32,518
Operating cash flows from finance leases	467	608
Financing cash flows from finance leases	5,553	6,697

9.	Goodwill and Intangible Assets

Goodwill

The following table details the goodwill activity for the years ended December 31, 2020 and 2019:

(in thousands)
December 31, 2018	$262,997
2019 Acquisitions	34,832
Exit from Arkansas Market	(683)

December 31, 2019	297,146
Measurement period adjustments	(1,756)
Acquisition of TW Perry	50,236

December 31, 2020	$345,626

Intangible assets

Intangible assets represent the value assigned to trademarks, customer relationships and non-compete agreements in connection with acquired companies. The following table provides the gross carrying amount and related accumulated amortization of definite-lived intangible assets.

	Trademarks		Customer Relationships		Non-Compete Agreements
(in thousands)	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization	Total
December 31, 2018	$4,350	$(4,350)	$202,600	$(44,037)	$7,012	$(6,687)	$158,888
2019 Acquisitions	—	—	44,550	—	470	—	45,020
Exit from Arkansas Market	—	—	(308)	74	—	—	(234)
Amortization	—	—	—	(17,830)	—	(215)	(18,045)

December 31, 2019	4,350	(4,350)	246,842	(61,793)	7,482	(6,902)	185,629
TW Perry Acquisition	8,100	—	28,100	—	—	—	36,200
Amortization	—	—	—	(19,800)	—	(260)	(20,060)

December 31, 2020	$12,450	$(4,350)	$274,942	$(81,593)	$7,482	$(7,162)	$201,769

Aggregate amortization expense was $20.1 million and $18.0 million for the years ended December 31, 2020 and 2019, respectively. Based upon current assumptions, the Company expects that its definite-lived intangible assets will be amortized according to the following schedule:

(in thousands)
2021	$25,740
2022	25,654
2023	25,629
2024	25,612
2025	22,682
Thereafter	76,452

$201,769

10.	Accrued Expenses and Other Liabilities

Accrued expenses and other liabilities at December 31, 2020 and 2019 consists of the following:

(in thousands)	2020	2019
Accrued payroll and other employee related expenses	$80,545	$65,896
Accrued taxes	52,693	19,661
Accrued rebates payable	8,395	5,012
Interest payable	4,759	4,759
Refund liability for inventory returns	4,343	3,626
Accrued professional fees	3,484	1,102
Accrued warranty reserve	2,570	2,295
Accrued credit card fees	1,711	1,277
Acquisition-related holdback liabilities	250	8,478
Other	4,152	10,478

	$162,902	$122,584

11.	Debt

Long-term debt at December 31, 2020 and 2019 consists of the following:

(in thousands)	December 31, 2020	December 31, 2019
Senior secured notes, due 2024	$350,000	$350,000
Revolving credit agreement	—	—

	350,000	350,000
Unamortized debt issuance costs related to senior secured notes	(3,133)	(3,968)

	346,867	346,032
Less: Current portion of long-term debt	—	—

	$346,867	$346,032

Senior secured notes

On September 15, 2016, the Company issued $350.0 million of senior secured notes due 2024 (the “Senior Notes”) under an unregistered private placement. The Senior Notes were governed by an indenture dated September 15, 2016 (the “Indenture”). The Senior Notes were issued by BMC East, LLC (the “Notes Issuer”), a 100% owned subsidiary of the Company, and were guaranteed by the Company and the other subsidiaries that guaranteed the Credit Agreement (as defined below). Each of the subsidiary guarantors was 100% owned, directly or indirectly, by the Company, and all guarantees were full and unconditional and joint and several. The Senior Notes were to mature on October 1, 2024 and were secured by a first priority lien on certain assets of the Company and a second priority lien on the collateral that secured the Credit Agreement on a first-priority basis, which collectively accounted for substantially all assets of the Company. The interest rate was fixed at 5.5% and was payable semiannually on April 1 and October 1.

On December 7, 2020, the Company issued a conditional notice of redemption for all of the outstanding Senior Notes providing that the Notes Issuer intended to conditionally redeem all outstanding aggregate principal amount of the Senior Notes on January 4, 2021, subject to and conditioned upon the completion of the Merger. On January 4, 2021, following deposit of the redemption amount and other applicable amounts with the trustee, the obligations of the Company and the Notes Issuer under the Indenture and the Senior Notes were paid in full and terminated. The redemption price was equal to 102.750% of the principal amount of the Senior Notes redeemed, plus accrued and unpaid interest.

The Indenture contained customary nonfinancial covenants, including restrictions on new indebtedness, issuance of liens and guarantees, investments, distributions to equityholders, asset sales and affiliate transactions. The Company was in compliance with all debt covenants under the Indenture as of December 31, 2020.

As of December 31, 2020, the estimated market value of the Senior Notes was $10.0 million higher than the carrying amount. The fair value is based on institutional trading activity and was classified as a Level 2 measurement in accordance with ASC 820.

Revolving credit agreement

On December 1, 2015, the Company entered into a senior secured credit agreement with Wells Fargo Capital Finance, as administrative agent, and certain other lenders, which included a revolving line of credit (the “Revolver”) and, as amended, an aggregate commitment of $425.0 million (the “Credit Agreement”). The Credit Agreement had a letters of credit sublimit of $100.0 million. The Revolver was subject to an asset-based borrowing formula on eligible accounts receivable, credit card receivables and inventory, in each case reduced by certain reserves. Obligations under the Credit Agreement were guaranteed by the Company’s material subsidiaries and were secured by substantially all of the Company’s assets and those of the guarantors, subject to certain exceptions and permitted liens, including a first-priority security interest in certain accounts receivable, inventory and certain other assets of the Company and a second-priority security interest in substantially all other assets of the Company that secured the Senior Notes on a first-priority basis.

In connection with the completion of the Merger, on December 31, 2020, all obligations under the Credit Agreement were repaid in full. The Company had no outstanding borrowings and had $61.6 million in letters of credit outstanding under the Credit Agreement as of December 31, 2020. The Credit Agreement was terminated effective January 1, 2021.

Borrowings under the Revolver accrued interest, at the Company’s option, at either the Base Rate (which means the higher of (i) the Federal Funds Rate plus 0.5%, (ii) the LIBOR rate plus 1.0% or (iii) the prime rate) plus a Base Rate Margin (which ranges from 0.25% to 0.50% based on Revolver availability) or LIBOR plus a LIBOR Rate Margin (which ranges from 1.25% to 1.50% based on Revolver availability). The fee on any outstanding letters of credit issued under the Revolver ranged from 0.75% to 1.25%, depending on whether the letters of credit were fully cash collateralized. The fee on the unused portion of the Revolver was 0.25%.

The Credit Agreement contained customary nonfinancial covenants, as well as financial covenants, which were only applicable if certain excess availability criteria were not met. The Company was in compliance with all debt covenants under the Credit Agreement as of December 31, 2020.

Scheduled maturities of long-term debt as of December 31, 2020 were as follows but as previously disclosed, the Senior Notes were redeemed on January 4, 2021:

(in thousands)
2021	$—
2022	—
2023	—
2024	350,000
2025	—
Thereafter	—

$350,000

12.	Other Long-term Liabilities

Other long-term liabilities consists of the following at December 31, 2020 and 2019:

(in thousands)	2020	2019
Employer portion of Social Security taxes (a)	$11,555	$—
Other	633	661

	$12,188	$661

(a)

Represents the long-term portion of the liability related to the temporary suspension of certain payment requirements for the employer portion of Social Security taxes provided by the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”).

13.	Revenue

Disaggregation of revenue

The following table shows net sales classified by major product category for the years ended December 31, 2020 and 2019:

	Year Ended December 31,
(in thousands)	2020	2019
Millwork, doors & windows	$1,170,608	$1,080,837
Structural components	720,808	636,043
Lumber & lumber sheet goods	1,435,912	1,040,870
Other building products & services	879,912	868,843

Total net sales	$4,207,240	$3,626,593

Net sales for the Company’s building products contracts was $3,240.6 million and $2,727.7 million for the years ended December 31, 2020 and 2019, respectively. Net sales for the Company’s construction services contracts, which includes both products and installation services, was $966.6 million and $898.9 million for the years ended December 31, 2020 and 2019, respectively.

Contract balances

The following table reflects the Company’s contract balances as of December 31, 2020 and 2019:

(in thousands)	December 31, 2020	December 31, 2019	Change
Receivables, including unbilled receivables presented in prepaid expenses and other current assets	$440,918	$333,044	$107,874
Contract assets	40,983	32,125	8,858
Contract liabilities	$45,072	$31,094	$13,978

During the year ended December 31, 2020, the Company’s contract assets increased by $8.9 million and the Company’s contract liabilities increased by $14.0 million. The change in contract assets and liabilities was primarily due to the timing of revenue recognition, as the balances were not materially impacted by any other factors. For the year ended December 31, 2020, the Company recognized revenue of $29.5 million, that was included in contract liabilities as of December 31, 2019. Revenue recognized related to performance obligations that were satisfied or partially satisfied in previous periods was not material for the year ended December 31, 2020.

Practical expedients

As permitted by ASC 606, the Company has elected to expense any incremental costs of obtaining a contract as incurred as the amortization period would have been one year or less. Additionally, as permitted by ASC 606, the Company has elected not to adjust the promised amount of consideration for a significant financing component as the Company expects that the period of time between the Company’s satisfaction of the performance obligation and the customer’s payment would have been one year or less. Finally, as permitted by ASC 606, the Company has elected not to disclose the value of unsatisfied performance obligations, as the Company’s contracts generally have an original expected length of one year or less.

14.	Income Taxes

The components of income tax expense for the years ended December, 31 2020 and 2019 are as follows:

(in thousands)	2020	2019
Current
Federal	$42,880	$22,408
State	7,080	2,070

	49,960	24,478

Deferred
Federal	3,472	10,595
State	266	1,566

	3,738	12,161

	$53,698	$36,639

A reconciliation of differences between the statutory U.S. federal income tax rate and the Company’s effective tax rate from continuing operations for the years ended December 31, 2020 and 2019 follows:

	2020	2019
Federal statutory rate	21.0%	21.0%
State taxes, net of federal tax	2.6	2.2
Nondeductible compensation expense	1.3	0.5
Nondeductible (permanent) items	0.1	0.3
(Windfall) / shortfall tax benefit of stock compensation	(1.5)	0.9
Other items	0.4	0.1

Effective tax rate	23.9%	25.0%

Significant components of the Company’s deferred tax assets and liabilities are as follows at December 31, 2020 and 2019:

(in thousands)	2020	2019
Deferred tax assets related to:
Accounts receivable	$2,208	$2,162
Inventory	4,560	4,694
Accrued compensation	10,063	5,531
Insurance reserves	13,455	12,447
Stock-based compensation	3,597	4,183
Other accrued liabilities	1,963	1,170
Federal net operating loss carryforward	14,304	15,326
State net operating loss carryforward	2,182	2,663
Operating lease liabilities	40,284	34,529
Other	587	1,151

	93,203	83,856
Valuation allowance	(164)	(145)

Total deferred tax assets	93,039	83,711

Deferred tax liabilities related to:
Goodwill and intangibles	(23,177)	(22,696)
Property and equipment	(50,567)	(41,364)
Operating lease assets	(38,228)	(32,873)
Other	—	(1,973)

Total deferred tax liabilities	(111,972)	(98,906)

Net deferred tax liability	$(18,933)	$(15,195)

As of December 31, 2020, due to IRC section 382 limitations, the Company estimates federal net operating loss carryforwards generated prior to November 2011 will be limited to approximately $4.8 million per year through 2034. These net operating losses may generally be carried forward 20 years. As a result, federal operating losses if unused will expire as follows:

•	$19.6 million in 2028;

•	$17.3 million in 2029; and

•	$31.2 million in years 2030 through 2034.

In addition, as of December 31, 2020, the Company had $39.6 million of state net operating loss carryforwards that expire at various dates commencing in 2022 through 2035.

The Company recognized a current income tax payable of $26.5 million and a current income tax receivable of $7.5 million as of December 31, 2020 and 2019, respectively, included in either accrued expenses and other liabilities or prepaid expenses and other current assets on the consolidated balance sheets. The Company paid federal and state income tax payments of $24.3 million and $33.7 million during the years ended December 31, 2020 and 2019, respectively. The Company received tax refunds of $8.3 million and $0.8 million during the years ended December 31, 2020 and 2019, respectively.

In accordance with ASC 740, the Company evaluates its deferred tax assets to determine if valuation allowances are required. In assessing the realizability of deferred tax assets, the Company considers both positive and negative evidence in determining whether it is more likely than not that some portion or all of the deferred tax assets will not be realized.

As of December 31, 2020 and 2019, the primary positive evidence considered to support the realization of the Company’s deferred tax assets includes: (i) the cumulative pre-tax income over the last 36 months, (ii) the reversal of deferred tax liabilities related to depreciation and amortization that would occur within the same jurisdiction and during the carry forward period necessary to absorb the federal and state net operating losses and other deferred tax assets, (iii) current and prior year utilization of federal and state net operating losses, and (iv) no history of material expiring tax attributes. The primary negative evidence considered includes: (i) the Company’s cumulative losses prior to 2013, (ii) unsettled circumstances associated with the general economy and housing market, as well as mortgage credit availability, and (iii) no federal and state net operating loss carryback opportunities.

Based upon the positive and negative evidence considered, the Company believes it is more likely than not that it will realize the benefit of the deferred tax assets, net of the existing state tax valuation allowances of $0.2 million and $0.1 million as of December 31, 2020 and 2019, respectively. To the extent the Company generates sufficient taxable income in the future to fully utilize the tax benefits of the net deferred tax assets on which a valuation allowance was recorded, the Company’s effective tax rate would be impacted as the valuation allowance is reversed.

The Company’s state tax returns are open to examination for an average of three years. However, certain jurisdictions remain open to examination longer than three years due to the existence of net operating losses. The Company’s federal returns are open to examination for three years.

The Company had no material changes to its valuation allowance nor uncertain tax positions as of December 31, 2020 and 2019. The Company’s policy is to recognize interest and penalties related to income tax liabilities and unrecognized tax benefits in income tax expense. During the years ended December 31, 2020 and 2019, penalties and interest related to income tax liabilities and uncertain tax benefits were not material.

15.	Commitments and Contingencies

From time to time, various claims, legal proceedings and litigation are asserted or commenced against the Company principally arising from alleged product liability, warranty, casualty, construction defect, contract, tort, employment and other disputes. In determining loss contingencies, management considers the likelihood of loss as well as the ability to reasonably estimate the amount of such loss or liability. An estimated loss is recorded when it is considered probable that such a liability has been incurred and when the amount of loss can be reasonably estimated. It is not certain that the Company will prevail in these matters. However, the Company does not currently believe that the ultimate outcome of any pending matters will have a material adverse effect on its consolidated financial position, results of operations or cash flows.

As of December 31, 2020, the Company had purchase commitments totaling $37.5 million related primarily to vehicle purchases and facility improvements, which are enforceable and legally binding on the Company.

16.	Stock Based Compensation

Long-term incentive plans

In connection with its initial public offering in August 2013, Stock Building Supply Holdings, Inc. adopted the Stock Building Supply Holdings, Inc. 2013 Incentive Compensation Plan (the “2013 Plan”). The 2013 Plan provides for grants of stock options, stock appreciation rights, restricted stock, other stock-based awards, other cash-based compensation and performance awards. In general, if awards under the 2013 Plan are for any reason canceled, or expire or terminate unexercised, the shares covered by such awards may again be available for the grant of awards under the 2013 Plan. Awards granted under the 2013 Plan generally vest over a period of three or four years. Stock options granted under the 2013 Plan have a maximum contractual term of 10 years from the date of grant.

The Company’s board of directors approved the BMC Stock Holdings, Inc. 2020 Incentive Compensation Plan (the “2020 Plan”) on March 19, 2020 and such plan was subsequently approved by the Company’s stockholders on May 14, 2020. The 2020 Plan provides for grants of stock options, stock appreciation rights, restricted stock, performance awards, other stock-based awards and other cash-based compensation. In general, if awards under the 2020 Plan are for any reason forfeited, terminated, expired or cancelled, the shares covered by such awards may again be available for the grant of awards under the 2020 Plan. Awards granted under the 2020 Plan have a minimum vesting period of one year. Stock options granted under the 2020 Plan have a maximum contractual term of 10 years from the date of grant.

The aggregate number of shares that may be issued pursuant to awards granted under the 2020 plan is 2,650,000 shares plus (i) any shares of common stock that remain available for grant under the 2013 Plan as of May 14, 2020 and (ii) any shares of common stock subject to outstanding awards under the 2013 Plan as of May 14, 2020 that on or after May 14, 2020 are forfeited, terminated, expire or otherwise lapse without being exercised (to the extent applicable), or are settled in cash. As of December 31, 2020, 4.4 million shares were available for issuance under the 2020 Plan.

Performance-based restricted stock units

As of December 31, 2020, the Company has performance-based restricted stock units outstanding that were granted during the years ended December 31, 2020 and 2019. The total number of performance-based restricted stock units that could be issued upon future vestings ranges from zero to a maximum of 0.5 million, based 50% upon the Company’s average return on invested capital and 50% upon the Company’s cumulative adjusted earnings per share over three year performance periods. Compensation cost for the performance-based restricted stock units is recorded based on the expected number of units that will vest and is adjusted, as appropriate, throughout the performance period.

Stock based compensation expense

Stock based compensation is included in selling, general and administrative expenses on the consolidated statements of operations. The following table highlights stock based compensation for the years ended December 31, 2020 and 2019:

(in thousands)	2020	2019
Restricted stock units (a)	$15,591	$12,462
Stock options (b)	362	—

Stock based compensation	$15,953	$12,462

(a)	Includes service-based and performance-based restricted stock units.
(b)	For the year ended December 31, 2020, represents expense related to a modification of vested stock options.

Stock based award activity

The following is a summary of the maximum number of performance-based restricted stock units which could be earned and related activity and a summary of the time-based restricted stock unit activity:

	Performance-Based Restricted Stock Units		Restricted Stock Units
	Number of Units Outstanding (in thousands)	Weighted Average Grant Date Fair Value	Number of Units Outstanding (in thousands)	Weighted Average Grant Date Fair Value
December 31, 2018	625	$20.36	904	$20.43
Granted (a)	429	17.87	466	18.78
Vested	—	—	(399)	20.36
Forfeited	(184)	18.61	(66)	19.31

December 31, 2019	870	19.50	905	19.69
Granted (a)	173	30.86	405	20.58
Vested	(533)	20.52	(497)	20.16
Forfeited	(2)	20.25	(50)	19.17

December 31, 2020	508	$22.29	763	$19.89

(a)	Represents the maximum number of performance-based restricted stock units which could be earned.

The following is a summary of stock option award activity:

	Number of Options (in thousands)	Weighted Average Exercise Price	Contractual Term (in years)	Intrinsic Value (in thousands)
Outstanding at December 31, 2018	596	$15.82
Granted	—	—
Exercised	(199)	13.60
Forfeited	—	—
Expired	(5)	16.75

Outstanding at December 31, 2019	392	16.93
Granted	—	—
Exercised	(328)	16.98
Forfeited	—	—
Expired	—	—

Outstanding at December 31, 2020	64	$16.65	3.9	$2,370

Exercisable at December 31, 2020	64	$16.65	3.9	$2,370
Vested and expected to vest at December 31, 2020	64	$16.65	3.9	$2,370

During the years ended December 31, 2020 and 2019, the aggregate intrinsic value of the stock options exercised was $7.9 million and $2.1 million, respectively.

The following table summarizes the Company’s total unrecognized compensation cost related to equity based compensation as of December 31, 2020:

(in thousands, except period data)	Unrecognized Compensation Cost	Weighted Average Remaining Period of Expense Recognition (in years)
Restricted stock units	$5,157	1.3
Performance-based restricted stock units	5,874	1.8

	$11,031

Merger with Builders FirstSource

On January 1, 2021, at the Effective Time of the Merger, the 0.1 million outstanding BMC stock options, which were all held by a current employee or service-provider, became an option to purchase shares of BLDR Common Stock, with the number of shares and the exercise price adjusted by the Exchange Ratio. Additionally, the 0.8 million outstanding BMC time-vested restricted stock units and 0.3 million outstanding BMC performance-vested restricted stock units (representing target level of performance for performance-vested awards) vested and settled at the Effective Time in a number of shares of BLDR Common Stock equal to the number of shares of BMC Common Stock otherwise issuable upon settlement of such BMC restricted stock unit, multiplied by the Exchange Ratio, and subject to applicable withholding taxes.

See Note 3 for further details on the Merger.

Unaudited Supplemental Financial Data

Quarterly Financial Data

The following table summarizes the consolidated quarterly results of operations for 2020:

	2020
(in thousands, except per share amounts)	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Net sales	$920,879	$979,896	$1,090,343	$1,216,122
Gross profit	237,128	252,822	273,082	304,623
Net income	22,029	43,622	44,895	60,743
Basic income per share	$0.33	$0.65	$0.67	$0.90
Diluted income per share	$0.33	$0.65	$0.66	$0.89

Earnings Per Share

Basic net income per share (“EPS”) is calculated by dividing net income attributable to common stockholders by the weighted average shares outstanding during the period. Diluted EPS is calculated by adjusting weighted average shares outstanding for the dilutive effect of potential common shares, determined using the treasury-stock method. For purposes of the diluted EPS calculation, stock options, restricted stock and restricted stock unit awards are considered to be potential common shares. Performance-based restricted stock units are not included in the calculation of diluted EPS until they are contingently issuable.

The basic and diluted EPS calculations for the years ended December 31, 2020 and 2019 are presented below:

	Year Ended December 31,
(in thousands, except per share amounts)	2020	2019
Income attributable to common stockholders	$171,289	$109,845

Weighted average common shares outstanding, basic	67,087	66,701
Effect of dilutive securities:
Restricted stock units (a)	671	509
Stock options	113	122

Weighted average common shares outstanding, diluted	67,871	67,332

Basic income per common share	$2.55	$1.65
Diluted income per common share	$2.52	$1.63

(a)	Includes service-based and contingently issuable performance-based restricted stock units.